FRONTIER CORPORATION

                     OMNIBUS INCENTIVE PLAN

                         Amendment No. 1

     Pursuant to Section 4, the Plan is amended, effective March

16, 1999, as follows:

     1.  Section 4 is amended by deleting the current provision in its entirety and substituting in its place the following:

          Prior to a change in control of the Company (as defined in Section 7(b)), this Plan and any module thereto may be amended, modified or terminated by the Company's Board of Directors, the Committee on Management, or the Committee. Following a change in control of the Company, no amendment, modification or termination of the Plan or any module thereto, without the written consent of a participant to whom an award shall theretofore have been granted, shall adversely affect the rights of such participant under such award.

     1.  Section 7(a) is amended by deleting the current

provision in its entirety and substituting in its place the

following:

               (a) Notwithstanding other provisions of the Plan, in the event of a change in control of the Company (as defined in subsection (b) below), any unvested awards of a Participant will become immediately vested in full..



     IN WITNESS WHEREOF, the Company has caused its duly

authorized officer to execute this amendment on its behalf this

23rd day of March 1999.


                                   FRONTIER CORPORATION

                                        /s/ Josephine S. Trubek
                                   By___________________________
                                            Josephine S. Trubek
                                   Title:   Corporate Secretary